Exhibit 10.17

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of April 1, 2012 (the “Effective Date”), by and between Ric Miller Consulting, Inc., a Florida Corporation (“Consultant”), and Western Capital Resources, Inc., a Minnesota company (“Company”).

INTRODUCTION

A. Consultant specializes in providing managerial and strategic planning services, in addition to providing certain other services.

B. The Company desires to engage Consultant to provide certain services as described herein, and Consultant desires to accept such engagement. The parties are entering into this Agreement to govern the terms and conditions of such engagement.

AGREEMENT

Now, Therefore, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. ENGAGEMENT. The Company engages Consultant, and Consultant accepts such engagement, to provide the Services (as defined below) in exchange for the Compensation (as defined below) during the term hereof, pursuant and subject to the terms and conditions contained in this Agreement.

2. SERVICES. Consultant will use its commercially reasonable best efforts to render the Services detailed in the in this contract.

3. COMPENSATION AND TRAVEL EXPENSES.

(a) The Company will pay Consultant compensation in the amount agreed to by the Board of Directors, $100,000 per anum. The Compensation set forth herein (as of the Effective Date) applies only to the Company and its existing subsidiaries, locations and business segments as of the Effective Date. Company will pay 1/12th of the compensation monthly as of the beginning of each month during the terms of this contract.

(b) The Company will (i) reimburse Consultant for travel costs and expenses reasonably incurred in connection with the provision of Services.

4. ACCESS TO INFORMATION AND COOPERATION. The Company will promptly provide Consultant with all information requested by Consultant and which is reasonably necessary for Consultant to effectively and efficiently perform the Services, as determined by Consultant in its discretion. The Company will not prohibit or impede any activities of Consultant undertaken in connection with this Agreement.

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5. INDEPENDENT CONTRACTOR STATUS. Consultant is an independent contractor. Nothing in this Agreement will in any way be construed to cause Consultant to be considered or deemed an agent, employee or representative of the Company. Consultant will have the right to control and direct the means, manner and methods by which the Services will be performed. Except as requested by the Company and required for conducting the Services, Consultant will have the right in its discretion to perform the Services at any place or location, and at such times, as Consultant may determine; provided, however, that if either party determines that any part of the Services must be performed at a work location specified by the Company or at Company property, then the Company shall ensure that such work location or property contains an environment for Consultant and its representatives that is safe and free from discrimination, offensive behavior, and harassment (sexual or otherwise). If Consultant determines that a work location or property of the Company is not safe or free from adverse working conditions as required in the prior sentence, then the Company will at its sole expense provide Consultant with an alternate work environment, reasonably agreeable to Consultant, meeting such requirements. Consultant will have the right to perform any services (including those identical or substantially similar to the Services hereunder) for any other persons, entities and associations during the term of this Agreement. This Agreement does not create a joint venture, partnership or any employment relationship between the parties. Consultant will not have the authority to enter into contracts on the Company’s behalf or otherwise legally bind the Company. Consultant acknowledges that it will be obligated to report as income any compensation it receives from the Company in connection with this Agreement. The Company will not be obligated to pay or maintain workers’ compensation, unemployment compensation, social security or any other insurance or payroll tax for Consultant.

6. CONFIDENTIAL INFORMATION.

(a) All Confidential Information, as defined below, that either party discloses or furnishes (a “Disclosing Party”), either directly or indirectly though its Representatives, as defined below, to the other party (a “Recipient”), including without limitation any such information furnished prior to the Effective Date, will be used by Recipient solely for purposes of performing Recipient’s obligations under this Agreement and for no other purpose. Furthermore, Recipient will take all reasonable steps to ensure that Confidential Information of the Disclosing Party is not disclosed to third parties; provided, however, that such information may be disclosed to those directors, governors, officers, managers, employees, subcontractors, legal counsel and accountants of Recipient (collectively, “Representatives”) who have a reasonable need to know such information in connection with the performance of Recipient’s obligations under this Agreement. Recipient will inform each such Representative of the confidential nature of such information and of the confidential undertakings of Recipient contained herein, and will be responsible for ensuring that its Representatives comply with the terms and conditions of this Agreement. As used herein, “reasonable steps” means those steps that Recipient takes to protect its own similarly confidential or proprietary information (which shall not be less than a reasonable standard of care).

(b) As used herein but subject to paragraph (c) below, “Confidential Information” means any of the Disclosing Party’s proprietary or confidential information, technical data, trade secrets or know-how (including but not limited to the Disclosing Party’s research, product plans, products, service plans, services, customer lists and customers, markets, software, developments, inventions, processes, formulae, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures or finances) that is disclosed, directly or indirectly, and regardless of whether or not the material is marked as “confidential,” to Recipient or one of its Representatives by or on behalf of the Disclosing Party, whether in writing or orally or by drawings, inspection of documents or other tangible property. For clarity, the fees and charges of Consultant under this Agreement are Confidential Information.

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(c) For purposes of this Agreement, “Confidential Information” does not include any one or more items described in paragraph (b) above which: (i) is acquired in the public sector; (ii) is known to the public prior to disclosure; (iii) after disclosure to Recipient or its Representatives, becomes known to the public through no act or omission of Recipient or any of its Representatives; (iv) is required to be disclosed pursuant to applicable law, rule, regulation, court or administrative order or subpoena; provided, however, that Recipient shall take reasonable steps to obtain confidential treatment for such items and shall promptly advise the Disclosing Party of its notice of any such requirement; (v) was previously known by or independently developed by or for Recipient; or (vi) is or becomes available to Recipient on a non-confidential basis from another person, entity or association that, to Recipient’s knowledge, is not legally or contractually prohibited from disclosing such information to Recipient.

7. RULE 10b-5; COMPANY BLACKOUT POLICY. This Section 7 will apply only if the Company is a public reporting company under the Securities Exchange Act of 1934. Consultant understands and acknowledges that United States federal securities laws prohibit any person or firm who has material non-public information about the Company from purchasing or selling securities of the Company in reliance on such information, or from communicating such information to any other person or firm under circumstances in which it is reasonably foreseeable that such person or firm is likely to purchase or sell securities of the Company in reliance on such information. Accordingly, Consultant agrees, for so long as it possesses any material non-public information regarding the Company, not to (a) purchase or sell securities of the Company in the public markets, or (b) furnish or communicate such material non-public information to any person or firm under circumstances in which it is reasonably foreseeable that such person or firm is likely to purchase or sell securities of the Company n in reliance thereon. Furthermore, upon the written request of the Company, Consultant will (i) sign documentation reasonably necessary to evidence Consultant’s agreement to be bound by any insider-trading policy of the Company generally applicable to Company executives, directors and consultants, as the same may be amended from time to time, including all trading prohibitions and limitations (e.g., blackout periods) that comprise a part of such policy, and (ii) abide by the guidelines and procedures contained in such policy.

8. SURRENDER OF INFORMATION. Upon the written request of the Company following the expiration or termination of this Agreement, Consultant will return to the Company or destroy all Confidential Information of the Company in its possession or control and certify to the Company such return or destruction.

9. TERM AND TERMINATION. This Agreement will begin on the Effective Date and continue until March 31, 2013, however, such agreement will continue to renew for additional twelve (12) months terms unless notice of termination is delivered to the other party within thirty (30) days of the existing term expiration date, unless terminated earlier as follows:

(a)	by the mutual agreement of the parties;

(b)	by either Consultant or the Company upon at least 30 days prior written notice;, in the event of a termination of this agreement under this subsection the Company shall pay the agreed amount stated under Section 3(a) above for last month of consulting. No compensation shall be due and payable for the remainder of the period for which services are not performed.

(c)	by either Consultant or the Company upon at least 15 days prior written notice to the breaching party if: (i) the other party fails to substantially perform any of its material obligations under this Agreement, by a showing of clear and convincing evidence; (ii) the other party declares itself or is adjudicated bankrupt or otherwise proceeds under any applicable bankruptcy or insolvency laws for the reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to such party; (iii) the commencement or appointment of any custodian or the like for the other party under any bankruptcy, insolvency or other proceeding remains undismissed for a period of 60 days; (iv) the other party makes a general assignment for the benefit of its creditors or states in writing that it is unable to pay its debts generally as they become due;

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(d)	immediately by the Company in the event that the Company in good faith determines that Consultant has engaged in any dishonesty, misrepresentation or unprofessional conduct relating to this Agreement; or

(e)	immediately by Consultant in the event that Consultant in good faith determines that the Company or its Representatives have either engaged in any (i) dishonesty or misrepresentation relating to the Company, its business, its financial statements or this Agreement or (ii) unprofessional conduct relating to this Agreement.

In addition, this Agreement will automatically terminate upon the death of Ric Miller (the sole member and President of Consultant) or his disability or illness resulting in the inability of Consultant to render Services in a manner that would not constitute a material breach of the obligations of Consultant hereunder.

10. General Representations and Warranties. The parties each hereby represent and warrant to the other that its respective execution, delivery and performance of this Agreement will not (a) result in a breach of any of the terms or conditions of, or constitute a default under, any material agreement or obligation to which it is now a party or by which it or any of its respective properties or assets may be bound or affected, or (b) violate any order, writ, injunction or decree of any court, administrative agency or governmental body, which would (or which violation would) prevent it from consummating the transactions contemplated herein or performing its obligations hereunder. Consultant disclaims any representation or warranty relating to the outcome or results of the Services to be rendered under this Agreement; and the Company understands and acknowledges that Consultant is not guaranteeing any particular outcome or results with respect to such Services.

11. MUTUAL INDEMNIFICATION; CERTAIN LEGAL EXPENSES. Company and Consultant each agree to indemnify and hold harmless the other party and its respective officers, managers, directors, governors, employees, subcontractors, agents and representatives from and against any loss, costs, damages, claims, fines, expenses (including reasonable attorneys’ fees) or other liabilities incurred in connection with (a) the breach of any representations, warranties or obligations under this Agreement or (b) the failure to comply with any federal or state statutes, rules or regulations, or other requirements of any governmental authority. Notwithstanding the foregoing, in no event shall either party have any obligation to indemnify the other party for any consequential damages, lost profits, or punitive damages; and the aggregate sum of indemnification obligations of Consultant hereunder will not exceed the aggregate amount paid to Consultant under this Agreement for the prior 24 months. In addition, the Company will reimburse Consultant for any legal fees reasonably incurred by Consultant in connection with legal advice rendered to Consultant and relating to (i) any legal or administrative subpoena, proceeding or investigation (including without limitation formal and informal investigations of the SEC, Department of Treasury/IRS and self-regulatory organizations) involving the Company or (ii) comments received by the Company in connection with any Company SEC filing insofar as such comments relate to the Services hereunder.

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12. EQUITABLE REMEDIES. Each party agrees that it would be impossible or inadequate to measure and calculate the damages that would result to the other party from any breach of the restrictive covenants set forth in Sections 6 and 7 (if applicable) of this Agreement. Accordingly, the parties agree that if either party breaches or threatens to breach any of such covenants, the non-breaching party will have, in addition to any other rights or remedies, the right to obtain an injunction or other equitable relief (e.g., temporary restraining orders, and preliminary and permanent injunctions) from a court of competent jurisdiction without the need to demonstrate irreparable harm and without posting any bond or other security.

13. Dispute Resolution.

(a) Except for the right to obtain equitable relief under Section 12 above, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach hereof, will finally be settled by binding arbitration before a single arbitrator (the “Arbitration Tribunal”), which will be jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, that the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least ten years of corporate or commercial law experience and have at least an AV rating by Martindale Hubbell. If the parties cannot agree on an arbitrator, either party may request a court of competent jurisdiction to appoint an arbitrator which appointment will be final.

(b) The arbitration will be held in Omaha, Nebraska. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the Arbitration Tribunal; provided, however, that all such discovery will be commenced and concluded within 60 days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The Arbitration Tribunal will use all reasonable efforts to issue the final written report containing an award or awards, if any, within a period of five business days after closure of the proceedings. Failure of the Arbitration Tribunal to meet the time limits of this Section will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party as it deems equitable. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

14. Assignment and Delegation. No party may assign its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, which consent may not be unreasonably withheld. To the extent that either party properly assigns it rights or delegates its obligations hereunder, the rights of each party shall inure to the benefit of each party’s successors and assigns.

15. SURVIVAL. Notwithstanding any termination of this Agreement, Section 3(c) and (d), Sections 6, 7 (if applicable), 8, 10 through 13, and Sections 15 and 16 will forever survive such termination.

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16. General Provisions.

(a) This Agreement contains the entire agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all previous representations, understandings or agreements between the parties. This Agreement may be modified only in a writing executed by both parties. The laws of the State of Nebraska shall govern this Agreement without regard to such state’s conflicts-of-law principles. Exclusive venue for the enforcement of any arbitration awards or decisions made under Section 13, or for equitable relief proceedings under Section 12, will exclusively be in the District Court designated for Omaha, Nebraska. If any provision of this Agreement is deemed invalid, illegal or otherwise unenforceable under any applicable law, such provision shall be deemed omitted and the remaining provisions shall not be affected in any way. The failure of either party to exercise in any respect any right under this Agreement shall not be deemed a waiver of any rights under this Agreement, at law or in equity. To the contrary, a waiver of rights under this Agreement may be effected only pursuant to an express written instrument signed by the waiving party.

(b) All notices required under this Agreement will be in writing and will be made either by personal service upon the party receiving the notice, or sent by prepaid United States mail addressed to the party receiving the notice, at the addresses set forth below:

If to the Company:	WESTERN CAPITAL RESOURCES, INC. 11550 “I” Street Omaha, NE 68137 Attn: John Quandahl Tel.: (402) 551-8888
If to Consultant:	Ric Miller Consulting, Inc P.O. Box 367 Pineland, FL 33945 Tel.: (239) 896-5312

or such other address as either party may designate in writing after the Effective Date in accordance with this Section. For purposes of this Agreement, personal service will include service by a recognized overnight delivery service requiring a written receipt of delivery from the addressee. Notices sent as provided above will be deemed delivered on the date personal service is made or three days after mailing, as applicable.

(c) This Agreement may be executed by the parties in counterparts, each of which when so executed and delivered will be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or other means of electronic communication shall be valid and binding to the same extent as signatures delivered in original.

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In Witness Whereof, the undersigned have set their hands to this Consulting Agreement to be effective as of the Effective Date.

CONSULTANT:		COMPANY:
RIC MILLER CONSULTING, INC.		WESTERN CAPITAL RESOURCES, INC.

By:	/s/ Ric Miller	By:	/s/ John Quandahl
	Ric Miller, President		JOHN QUANDAHL, CEO

Dated:	March 6, 2012	Dated:	March 19, 2012

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